EXHIBIT 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Investor Contact:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media Contact:

Lainie Keller

lainie.keller@valeant.com

908-627-0917

JOHN PAULSON JOINS VALEANT BOARD OF DIRECTORS

LAVAL, Quebec, June 19, 2017 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) ("Valeant") today announced that its board of directors has elected John Paulson to serve as a director, effective June 14, 2017. With the addition of Mr. Paulson, Valeant has a total of 11 members on its board, 10 of whom are independent.

"We are pleased to welcome John to Valeant’s board of directors," said Joseph C. Papa, chairman and CEO, Valeant. "With his significant business and financial expertise, John will be a strong addition to the board. His experience will be especially valuable as we continue to execute on our transformational strategy to turnaround Valeant."

Mr. Paulson is the president of Paulson & Co., Inc., a New York-based investment firm.

"The strategic plan to transform Valeant smartly focuses on rebuilding the company’s core franchises in ophthalmology, dermatology and gastroenterology while simultaneously using the proceeds from the sale of non-core assets and operating cash flow to de-lever the company," said Mr. Paulson. "I am fully supportive of the strategy and leadership team at Valeant."

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements which may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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